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                                                                      EXHIBIT 12


         Statement Re: Computation of Ratio of Earnings to Fixed Charges
                      (amounts in thousands, except ratios)



                                                              Year Ended December 31,
                                               -----------------------------------------------
                                                  2005      2004      2003      2002      2001
                                               -------   -------   -------   -------   -------
Pre-tax income from continuing
   operations ..............................   $69,344   $56,792   $49,312   $33,402   $40,277
                                               =======   =======   =======   =======   =======

Fixed Charges:
    Interest expense .......................   $ 9,579   $ 9,589   $ 6,289   $ 1,885   $ 4,968
    Amortized premiums .....................        --        --        91        61        61
    Interest component of rental expense(1)        565       486       411       352       519
                                               -------   -------   -------   -------   -------

Total Fixed Charges ........................   $10,144   $10,075   $ 6,791   $ 2,298   $ 5,548
                                               =======   =======   =======   =======   =======
Pre-tax income from continuing
    operations plus fixed charges ..........   $79,488   $66,867   $56,103   $35,700   $45,825
                                               =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges .........      7.8x      6.6x      8.3x     15.5x      8.3x
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The Company has adopted Statement of Financial Accounting Standards No. 142,
"Goodwill and Other Intangible Assets," effective with the year beginning
January 1, 2002. If the Company had adopted this accounting change beginning
January 1, 2001, and had not amortized goodwill as under prior accounting policies, the ratio of earnings to fixed charges would have been 8.8x for the year ended December 31, 2001.


(1) Represents appropriate portion (1/3) of rental expense.